Exhibit 99.1

Contacts:	Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Make Another Early Pension Trust Fund Contribution

MIDDLETOWN, OH, April 23, 2007 — AK Steel (NYSE: AKS) said that its board of directors has authorized the company to make an early $105 million contribution to its pension trust fund. Combined with an early contribution of $75 million the company made on January 31, 2007, the additional $105 million is expected to fully satisfy the company’s pension funding obligation for 2007.

Following the contribution announced today, which will be made during the 2007 second-quarter, AK Steel will have voluntarily made $539 million in early pension fund contributions in the last two years.

“Our board of directors and executive management team continue to regard funding of our retiree pension obligation as being among the highest of our priorities,” said James L. Wainscott, chairman, president and CEO.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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